Non-employee Director Deferred Compensation Plan

Freescale Semiconductor, Inc.

Adopted February 10, 2006 to Be

Effective July 21, 2004

Article 1 . Establishment, Purpose, and Duration.

1.1	Establishment of the Plan. Freescale Semiconductor, Inc. hereby formally establishes a deferred compensation plan to be known as the “Freescale Semiconductor, Inc. Non-employee Director Deferred Compensation Plan”, as set forth in this document.

Upon approval by the Board of Directors of the Company on February 10, 2006, the Plan shall be effective as of July 21, 2004, and shall remain in effect as provided in Section 1.3 herein.

1.2	Purpose of the Plan. The purpose of the Plan is to advance the interests of the Company and its stockholders by enabling Non-employee Directors to receive additional Shares of Common Stock, Restricted Stock Units, and/or Deferred Stock Units in lieu of all or a portion of the Compensation they receive or upon the Initial Public Offering. The Plan permits a Non-employee director to defer portions of his or her cash, stock or other awards granted under the Freescale Semiconductor, Inc. Omnibus Incentive Plan of 2004 or other incentive plans of Freescale in accordance with the terms of such plans.

1.3	Duration of the Plan. The Plan shall commence as of July 21, 2004 and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 14, until July 21, 2014.

Article 2 . Definitions.

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the initial letter of the word is capitalized:

(a)	“Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Committee. Any designation shall be revocable at any time through a written instrument filed by the Participant with the Committee with or without the consent of the previous Beneficiary. No designation of a Beneficiary other than the Participant’s spouse shall be valid unless consented to in writing by such spouse. A Participant’s designation of a former spouse as a Beneficiary shall be ineffective upon the divorce of the Participant and such former spouse, unless, after the divorce, the Participant renews such Beneficiary designation. If there is no such designation, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead shall be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Payment by the Company pursuant to any unrevoked Beneficiary designation, or to the Participant’s estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of the Company.

(b)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(c)	“Change in Control” shall mean, prior to January 1, 2005, the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (other than (1) a Permitted Holder or (2) an acquisition directly from the Company), (ii) there shall be consummated (A) any consolidation, merger, or reorganization of the Company in which the Company is not the surviving or continuing corporation or pursuant to which Shares of Common Stock would be converted into or exchanged for cash, securities or other property, other than a consolidation, merger, or reorganization of Company in which the holders of Common Stock of all classes of the Company immediately prior to the merger have, directly or indirectly, an ownership interest in securities representing a majority of the combined voting power of the outstanding voting securities of the surviving corporation immediately after the transaction, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any such transaction with entities in which the holders of the Company’s then outstanding Common Stock of all classes, directly or indirectly, have an ownership interest in securities representing a majority of the combined voting power of the outstanding voting securities of such entities immediately after the transaction, (iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, (iv) as the result of, or in connection with, any cash tender offer, exchange offer, merger, or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board, or (v) during such time as Motorola, Inc. (“Motorola”) continues to own Company securities representing a majority of the combined voting power of the then outstanding Company securities, a “Change in Control” (as defined in this Plan) of Motorola shall occur. The distribution of the Company’s securities by Motorola to its stockholders or any other disposition of such securities to a third party by Motorola will not constitute a Change in Control.

Effective January 1, 2005, “Change in Control” shall mean the occurrence of a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company on or after January 1, 2005, as such terms are defined in Section 409A of the Code.

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)	“Committee” means the Compensation and Leadership Committee of the Board of Directors of the Company or any other committee appointed by the Board to administer the Plan.

(f)	“Common Stock” means a share of Class A common stock of the Company, $.01 par value per share.

(g)	“Company” means Freescale Semiconductor, Inc., a Delaware corporation, and any successor by merger, consolidation, or otherwise.

(h)	“Compensation” means all remuneration payable to a Non-employee Director for services to the Company as a Non-employee Director, other than reimbursement for expenses, and shall include retainer fees for service on the Board, fees for serving as chairman of a committee of the Board, fees for attendance at meetings of the Board and any committees thereof, compensation for work performed in connection with service on a committee of the Board or at the request of the Board, any committee thereof or a member of the Company’s Chief Executive Office or the Chairman of the Board, and any other kind or category of fees or payments which may be put into effect in the future.

(i)	“Deferral Account” shall mean the bookkeeping account or accounts maintained by the Committee pursuant to Section 8.1 for each Participant that are credited with amounts equal to (1) the Participant’s Deferrals and (2) earnings and losses under Section 8.2.

(j)	“Deferral Election” means an “Election to Defer” form completed by a Participant and filed with the Committee that indicates the amount of his or her Compensation that is or will be deferred under the Plan.

(k)	“Deferrals” means, individually or collectively, amounts deferred under this Plan.

(l)	“Deferred Stock Unit” represents an obligation of the Company to issue a Share of Common Stock to a Non-employee Director in the future.

(m)	“Disabled” means a Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.

(n)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(o)	“Fair Market Value” shall mean the closing price per share of Common Stock as reported on the New York Stock Exchange—Composite Transactions on the day before the date of valuation; provided, however, if the New York Stock Exchange is not open for trading on such day or if Common Stock does not trade on such day, the closing price for the last day on which Common Stock did so trade shall be used.

(p)	“Fund” or “Funds” shall mean one or more of the investment funds selected by the Committee.

(q)	“Initial Public Offering” means Motorola’s offer to sell all or a portion of the Company’s Common Stock to the public on July 21, 2004.

(r)	“Non-employee Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries.

(s)	“Participant” means a Non-employee Director of the Company who has an outstanding Deferral under the Plan.

(t)	“Permitted Holder” shall mean the Company or an employee benefit plan of the Company or a corporation controlled by the Company, and prior to December 2, 2004, Motorola and any person or group acquiring Company securities directly from Motorola.

(u)	“Restricted Stock Unit” shall represent an obligation of the Company to issue a Share of Common Stock to a Non-employee Director in the future, which is subject to a substantial risk of forfeiture and to restrictions on its sale or other transfer.

(v)	“Share” means a share of Common Stock.

(w)	“Subsidiary” means any corporation, partnership, joint venture or other business entity in which a fifty percent (50%) or greater interest is, at the time, directly or indirectly, owned by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries.

(x)	“Trust” shall mean the Freescale Semiconductor Non-employee Director Deferred Compensation Plan Trust, if any.

(y)	“Trustee” shall mean the trustee of the Trust.

(z)	“Unforeseeable Emergency” means a severe financial hardship to the Participant or beneficiary resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Article 3 . Administration.

The Committee shall administer the Plan. The Committee shall, subject to the provisions of the Plan, have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a)	to construe and interpret the Plan;

(b)	to establish vesting conditions for Restricted Stock Units and Deferred Stock Units;

(c)	to adopt, amend and revoke such rules and regulations for the administration of the Plan as it may deem desirable and as are not inconsistent with the terms hereof;

(d)	to select the Funds;

(e)	to compute and certify to the amounts payable to Participants and their Beneficiaries;

(f)	to maintain all records that may be necessary for the administration of the Plan;

(g)	to provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(h)	to delegate its powers and duties;

(i)	to appoint a Plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(j)	to take all other actions necessary for the administration of the Plan.

Any decisions of the Committee in the administration of the Plan shall be final and conclusive. The Committee may authorize any one or more of its members or the secretary of the Committee or any officer, appointed vice president or employee of the Company to execute and deliver documents on behalf of the Committee. No member of the Committee shall be liable for anything done or omitted to be done by him or her or by any other member of the Committee in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

Article 4 . Participation.

Each Non-employee Director shall participate in the Plan.

Article 5. Deferral of Compensation.
5.1	Deferral of Compensation.

(a)	Each Non-employee Director shall have a portion of his or her annual Compensation paid in Common Stock, or, prior to January 3, 2005, Restricted Stock Units (“Mandatory Non-cash Compensation”). In addition, each Non-employee Director shall receive, at the time of the Initial Public Offering, a grant of Restricted Stock Units (“IPO Restricted Stock Unit Grant”). Each Non-employee Director shall have the right to elect to have all or a portion of the Mandatory Non-cash Compensation and/or the IPO Restricted Stock Unit Grant otherwise payable in Shares upon vesting of the Restricted Stock Units to be paid in Common Stock, Deferred Stock Units, or a combination thereof. Each Non-employee Director shall also have the right to elect to have all or a portion of his or her Compensation otherwise payable in cash to be paid in Common Stock, Deferred Stock Units, or a combination thereof (“Discretionary Non-cash Compensation”). Each Non-employee Director shall have the right to elect the time or times at which all or a portion of his or her Deferred Stock Units shall be payable in Shares.

(b)	Effective January 1, 2007, each Non-employee Director shall also have the right to elect to have all or a portion of his or her Compensation otherwise payable in cash or Common Stock to be deferred and invested in units or shares of the Funds in the proportions selected by the Participant in accordance with procedures established by the Committee. Each Non-employee Director shall have the right to elect the time or times at which such Deferrals shall be payable in cash.

5.2	Deferral Elections. Subject to Section 5.2(d), all Deferral Elections made shall be irrevocable, shall be made on an “Election to Defer Form,” as prescribed by the Committee from time to time and shall comply with the following requirements:

(a)	The Deferral Election shall be in writing and shall specify a percentage or dollar amount of the Mandatory Non-cash Compensation, the IPO Restricted Stock Unit Grant, and/or the Discretionary Non-cash Compensation to be paid in Common Stock or Deferred Stock Units, or a combination thereof, or the amount of his or her Compensation that will be deferred and invested pursuant to Section 5.1(b), as well as the time or times at which a Non-employee Director has elected to have his or her Deferred Stock Units be paid in Shares or his or deferred compensation paid in cash.

(b)	The Deferral Election shall be made prior to the beginning of the calendar year in which such Compensation would otherwise be earned (except that new Non-employee Directors shall make such Deferral Election within thirty (30) days of their original election to the Board and Non-employee Directors shall make such Deferral Election within thirty (30) days of the Effective Date of the Plan and only then with respect to Compensation earned subsequent to the Deferral Election).

(c)	The Deferral Election shall become effective on the date of receipt by the Company.

(d)	Any Deferral Election shall continue in effect until a written election to revoke or change such Deferral Election is received by the Company except that a written election to revoke or change such Deferral Election must be made prior to the beginning of the calendar year for which such Deferral Election is to be effective.

(e)	Any Non-employee Director who fails to timely execute and file a Deferral Election with the Committee shall not be permitted to defer receipt of any portion of his or her Compensation for such calendar year beyond the date the Compensation is otherwise payable in cash or Shares.

5.3	Subsequent Deferral Elections. This Plan permits a subsequent Deferral Election to delay the distribution of Compensation; however, such subsequent Deferral Election to delay the distribution of Compensation shall comply with the following requirements:

(a)	Such subsequent Deferral Election may not take effect until at least twelve (12) months after the date on which the subsequent Deferral Election is made;

(b)	In the case of a subsequent Deferral Election related to a distribution of Compensation not described in Sections 10.2(b), 10.2(c) or 10.2(f), such subsequent Deferral Election must be for a period of not less than 5 years from the date such distribution would otherwise have been made;

(c)	Any subsequent Deferral Election related to a distribution pursuant to Section 10.2(d) shall not be made less than twelve (12) months prior to the date of the first scheduled payment under such distribution; and

(d)	Only one subsequent Deferral Election to delay any distribution shall be permitted under this Plan.

Article 6 . Restricted Stock Units/Deferred Stock Units.

Each Non-employee Director who receives Restricted Stock Units or Deferred Stock Units shall execute and deliver to the Company an agreement evidencing acceptance of the terms, conditions and restrictions applicable to such Restricted Stock Units and/or Deferred Stock Units.

If the Company pays a cash dividend with respect to the Common Stock at any time while Restricted Stock Units or Deferred Stock Units are credited to a Non-employee Director’s account, at the Committee’s discretion, (i) there shall be paid to the Non-employee Director an amount equal to the cash dividend the Director would have received had he or she been the actual owner of shares of Common Stock equal to the number of Restricted Stock Units and/or Deferred Stock Units then credited to the Director’s account or (ii) there shall be credited to the Non-employee Director’s account additional Restricted Stock Units or Deferred Stock Units equal to (A) the cash dividend the Director would have received had he or she been the actual owner of shares of Common Stock equal to the number of Restricted Stock Units or Deferred Stock Units then credited to the Director’s account, divided by (B) the Fair Market Value of one share of Common Stock on the dividend payment date.

The Company’s obligation with respect to Restricted Stock Units and Deferred Stock Units shall not be funded or secured in any manner, nor shall a Non-employee Director’s right to receive payment be assignable or transferable, voluntarily or involuntarily, except as expressly provided herein.

A Non-employee Director shall not be entitled to any voting or other stockholder rights as a result of the credit of Restricted Stock Units or Deferred Stock Units to the Director’s account until certificates representing Shares of Common Stock are delivered to the Director (or his or her designated beneficiary or estate) hereunder.

Article 7 . Investment Election.

7.1	Election. To the extent a Participant does not elect to receive Deferred Stock Units or Common Stock, such Participant shall designate, on his or her Deferral Election or other form provided by the Committee, the Funds in which the Participant’s Deferral Account will be deemed to be invested for purposes of determining the amount of earnings or losses to be credited or debited to that Deferral Account. In making the designation, the Participant may specify that all or any portion of his Deferral Account be deemed to be invested in one or more Funds listed on the Deferral Form in the manner set forth on the Deferral Form. A Participant may change investment designations by filing a new election with the Committee by a date specified by the Committee. If a Participant fails to designate a Fund for all or a portion of the Participant’s Deferral Account, he or she shall be deemed to have elected the money market type of investment fund.

7.2	Funds. The Committee may select from time to time, in its sole and absolute discretion, any commercially available investments to replace then existing Funds. Once the Committee has provided Participants with information on the replacement Funds, a Participant must re-designate his Funds in accordance with procedures established by the Committee at the time of re-designation. If a Participant fails to re-designate a Fund for all or a portion of the Participant’s Deferral Account, he or she shall be deemed to have elected the money market type of investment fund. Additionally, the Committee may reduce the total number and types of Funds available to Participants in its sole and absolute discretion at any time and from time to time.

7.3	No Right to Designate Investment. Although the Participant may designate the Funds to be used to determine the amount of earnings or losses with respect to the Participant’s Deferral Account, the Committee shall not be bound to invest any amounts in a Participant’s Deferral Account in the designated Funds. The Funds are to be used only for purposes of crediting or debiting the Deferral Account with deemed earning or losses thereon, and such crediting or debiting shall not be considered or construed in any manner as an actual investment in any such Fund.

Article 8 . Accounting and Trust.

8.1	Deferral Accounts. Each Plan Year, the Committee shall establish and maintain a separate Deferral Account for each Participant. The Committee may establish more than one Deferral Account for each Participant for each Plan Year for different types of income deferred. Each Participant’s Deferral Account may be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to a Fund elected by the Participant. A Participant’s Deferral Account shall be credited as follows:

(a)	On the fifth business day after amounts are withheld and deferred from a Participant’s Compensation, the investment fund subaccounts of the Participant’s Deferral Account shall be credited with an amount equal to the portion of Compensation deferred and deemed to be invested in a certain Fund in accordance with the designation specified on the Deferral Form or subsequent designation or re-designation as specified in Section 7.1 or 7.2.

(b)	At the end of each business day, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to the earnings or losses that would have resulted if the balance then credited to such investment fund subaccount had been invested in the investment fund designated by the Participant in accordance with Section 7.1 or 7.2.

(c)	In the event that a Participant elects for any portion of a given Plan Year’s Deferred Compensation to have an in-service Withdrawal Date, all such amounts shall be accounted for in a manner which allows separate accounting for that portion of Deferred Compensation and earnings and losses associated with such Plan Year’s Deferred Compensation.

8.2	Crediting of Earnings and Losses. Crediting of earnings and losses with respect to a Participant’s Deferral Account shall terminate and the account will be valued on the last day of the quarter immediately preceding the quarter in which a lump sum payment is scheduled, or on the last day of the quarter immediately preceding the quarter in which the first installment payment is scheduled and on the anniversary date thereof in each succeeding calendar year with respect to the remaining installments.

8.3	Trust Funding. The Company may create a Trust to fund the Plan. In the event a Trust is created, the Company shall cause the Trust to be funded each year with an amount equal to the amount deferred by each Participant. Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan and the Trust shall be unsecured contractual rights of Participants and Beneficiaries against the Company. Any assets held in the Trust will be subject to the claims of the Company’s general creditors under federal, state, or foreign law in the event of insolvency as defined in the Trust. Except as specifically provided in the Trust, the assets of the Plan and Trust shall never inure to the benefit of the Company and the same shall be held for the exclusive purpose of providing benefits to Participants and their Beneficiaries. Moreover, the Trust shall comply with the rules relating to Funding as contained in Section 409A of the Code.

Article 9 . Issuance of Common Stock.

If a Non-employee Director elects to receive Common Stock in lieu of all or a portion of his or her Discretionary Non-cash Compensation, there shall be issued to such Director as soon as practicable with respect to which such election applies a number of Shares of Common Stock equal to the amount of such Discretionary Non-cash Compensation divided by the Fair Market Value of one Share of Common Stock on the date of the award. If a Non-employee Director elects to receive Common Stock upon vesting of all or a portion of his or her Mandatory Non-cash Compensation or IPO Restricted Stock Unit Grant, there shall be issued to such Director as soon as practicable with respect to which such election applies a number of Shares of Common Stock equal to the number of Shares subject to the Mandatory Non-cash Compensation or IPO Restricted Stock Unit Grant. Upon the date a Non-employee Director elects to receive Common Stock in payment of his or her Deferred Stock Units, there shall be issued to such Director as soon as practicable with respect to which such election applies a number of Shares of Common Stock equal to the number of such Deferred Stock Units then payable. To the extent that the application of the foregoing formula or payment of such Mandatory Non-cash Compensation or Deferred Stock Units would result in a fractional Share of Common Stock being issuable, cash based on the Fair Market Value of a corresponding fractional Share of Common Stock will be paid to the Non-employee Director in lieu of such fractional Share.

Article 10 . Distributions.

10.1	Form of Distribution. All distributions of Deferrals in the form of Restricted Stock Units, Deferred Stock Units or Common Stock shall be in the form of Common Stock (except fractional shares), and all other forms of Deferrals shall be in the form of cash.

10.2	Distributions Pursuant to Deferral Elections. Compensation deferred under the Plan may not be distributed earlier than:

(a)	Separation from service (as determined for purposes of Section 409A of the Code);

(b)	The date the Participant becomes Disabled;

(c)	Death;

(d)	A specified time (or pursuant to a fixed schedule) specified in the Election to Defer as of the date of the Deferral of such Compensation;

(e)	A Change in Control, but only to the extent permitted under Section 409A of the Code; or

(f)	The occurrence of an Unforeseeable Emergency.

10.3	Unforeseeable Emergency. The Board shall have the authority to alter the timing or manner of payment of deferred amounts in the event that a Participant establishes, to the satisfaction of the Board, the occurrence of an Unforeseeable Emergency. In such event, the amount(s) distributed with respect to such Unforeseeable Emergency cannot exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Furthermore, to the extent the Board agrees an Unforeseeable Emergency has occurred for a Participant, the Board may, in its sole discretion:

(a)	authorize the cessation of Deferrals by such Participant under the Plan; or

(b)	provide that, subject to the above requirements, all, or a portion, of any previous Deferrals by the Participant shall immediately be paid in a lump-sum payment; or

(c)	provide for such other payment schedule as deemed appropriate by the Board under the circumstances.

The occurrence of an Unforeseeable Emergency shall be judged and determined by the Board. The Board’s decision with respect to whether an Unforeseeable Emergency has occurred and the manner in which, if at all, the payment of Deferrals to the Participant shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

10.4	Disability.

(a)	A Participant may elect one or both of the following forms of distribution for his or her Deferral(s) distributable by reason of the Participant becoming Disabled: (i) a single lump sum distribution of Common Stock and/or cash, as applicable, or (ii) a distribution in approximately equal annual installments of Common Stock and/or cash, as applicable, over a period of either five (5) or ten (10) years. The Deferral(s) of a Participant who fails or refuses to elect a method of distribution upon becoming Disabled shall be paid in a single lump sum distribution of Common Stock and/or cash, as applicable.

(b)	A distribution payable by reason of a Participant becoming Disabled shall be paid (in the case of a single distribution of Common Stock and/or cash, as applicable) or commence to be paid (in the case of annual installments of Common Stock and/or cash, as applicable) as soon as practicable following the date the Participant becomes Disabled.

10.5	Death.

(a)	A Participant may elect one or both of the following forms of distribution for his or her Deferral(s) distributable by reason of the Participant’s death: (i) a single lump sum distribution of Common Stock and/or cash, as applicable, or (ii) a distribution in approximately equal annual installments of Common Stock and/or cash, as applicable, over a period of either five (5) or ten (10) years. The Deferral(s) of a Participant who fails or refuses to elect a method of distribution upon death shall be paid in a single lump sum distribution of Common Stock and/or cash, as applicable.

(b)	If a Participant dies after he has commenced receiving distributions but before a complete distribution of his or her Deferral(s) under the Plan has occurred, the Participant’s undistributed Deferrals shall commence to be distributed to his or her beneficiary under the distribution method for death elected by the Participant as soon as administratively possible following receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. The Deferral(s) of a Participant who fails or refuses to elect a method of distribution upon death following commencement of distributions but before a complete distribution of his or her Deferrals shall be paid in a single distribution of Common Stock.

10.6	Inability to Locate Participant. In the event that the Committee is unable to locate a Participant or Beneficiary within two years following a Withdrawal Date, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date of forfeiture.

Article 11 . Change in Control.

Upon the occurrence of a Change in Control, to the extent permitted under Section 409A of the Code, each Non-employee Director shall be paid 100% of his Deferrals under the Plan in the form of Common Stock and/or cash, as applicable, as soon as practicable following the Change in Control.

Article 12 . Source of Shares of Common Stock Issuable Under the Plan.

The Shares of Common Stock payable under the Plan shall be paid from Shares reserved or available for issuance under the Freescale Semiconductor, Inc. Omnibus Incentive Plan of 2004.

Article 13 . Amendment.

The Plan may be amended at any time and from time to time by resolution of the Board as the Board shall deem advisable. No amendment of the Plan shall materially and adversely affect any right of any Participant with respect to any Deferrals theretofore credited without such Participant’s written consent, unless legislation is enacted or the Secretary of the U.S. Treasury adopts regulations that require an amendment that may adversely affect any right of any Participant with respect to any Deferrals theretofore credited.

Article 14 . Termination.

The Plan shall terminate upon the earlier of the following dates or events to occur: (a) upon the adoption of a resolution of the Board terminating the Plan; or (b) ten (10) years from the date the Plan was initially approved and adopted by the Board. No termination of the Plan shall materially and/or adversely affect any of the rights or obligations of any Non-employee Director without his or her consent with respect to any Shares of Common Stock theretofore paid for and issuable, any Restricted Stock Units, Deferred Stock Units and/or other Deferral theretofore credited under the Plan.

Article 15 . Miscellaneous Provisions.

(a)	Neither the Plan nor any action taken hereunder shall be construed as giving any Non-employee Director any right to be retained in the service of the Company.

(b)	A Participant’s rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant’s death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any Participant in the Plan shall be subject to any obligation or liability of such Participant.

(c)	No Shares of Common Stock shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign securities, securities exchange and other applicable laws and requirements.

(d)	The expenses of the Plan shall be borne by the Company.

(e)	The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or reserve or to make any other segregation of assets to assure the issuance of Shares hereunder.

(f)	By accepting any Common Stock, Restricted Stock Units or Deferred Stock Units hereunder, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Committee.

(g)	The appropriate officers of the Company shall cause to be filed any registration statement required by the Securities Act of 1933, as amended, and any reports, returns or other information regarding any shares of Common Stock issued pursuant hereto as may be required by Section 13 or 15(d) of the Exchange Act, or any other applicable statute, rule or regulation.

(h)	The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

(i)	Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the singular shall also include within its meaning the plural, where appropriate, and vice versa.

Article 16 . Section 409A.

The Plan is intended to meet the requirements of Section 409A of the Code and may be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Committee otherwise determines in writing, the award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of the Plan that would cause the award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of the Plan) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.